Exhibit 10.2

Director Compensation Policy

Non-employee members of our Board of Directors are compensated in the following manner under our existing director compensation program (directors who are employees of the Company receive no additional compensation for serving on the Board).

Fees.    Non-employee directors receive the following annual cash compensation (paid quarterly) for serving on the Board and its committees:

•	$35,000 retainer;
•	$30,000 for the Chairman of the Board;
•	$19,000 for the chair of our audit committee and $8,000 for each of its other members;
•	$19,000 for the chair of our compensation committee and $8,000 for each of its other members; and
•	$6,000 for the chair of our nominating and corporate governance committee and $3,000 for each of its other members.

Equity Awards.    Each new director receives a stock option to purchase the number of shares represented by $100,000 divided by the per share fair market value of our common stock on the date of the award.  Immediately following each annual meeting of our stockholders, each director who has served as a member of our board of directors for at least six months automatically receives an award of restricted stock units ("RSUs") covering a number of shares of our common stock equal to $60,000 divided by the per share fair market value of our common stock on the date of the award. Each initial stock option award has a ten-year term and vests monthly over four years. Each RSU award vests in full on the one-year anniversary of the grant date. Vesting of the stock options and RSUs is subject to the director’s continuous service on our board. Directors are also eligible to receive discretionary equity awards as determined by the Board.

Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings, including travel, meal and other expenses incurred to attend meetings solely among the non-employee directors.